Exhibit 99.1

Baldwin Announces Results for the Fiscal Third Quarter Ended March 31, 2011

SHELTON, Conn.--(BUSINESS WIRE)--May 10, 2011--Baldwin Technology Company, Inc. (NYSE Amex: BLD), a global leader in process automation technology for the printing industry, today reported financial results for its fiscal third quarter ended March 31, 2011.

Highlights

  Orders up 19% compared to the third quarter of prior year
  Backlog increased 15% over prior quarter
  Reorganized operations and reduced global headcount by 9%
  Restated financials for Fiscal 2010 and Q1 and Q2 of Fiscal 2011 to be filed
  Ivan R. Habibe elected Vice President and CFO effective April 4, 2011
  New President of Baldwin Japan appointed effective March 16, 2011

Third Quarter Financial Results

The Company reported net sales of $36.4 million for the third quarter, a 1.4% decline compared to net sales of $37.0 million for the third quarter of the prior fiscal year. Currency effects increased sales by $1.1 million, or 3.1% from the same quarter of the prior year. Sales from the entities acquired on June 30, 2010 contributed $3.6 million. Orders for the quarter were approximately $43 million, compared to approximately $36 million in the third quarter of the prior year, an increase of 19%. Backlog as of March 31, 2011 was $39 million compared to $34 million at December 31, 2010.

Net loss from continuing operations was $2.9 million or $0.18 per diluted share, compared to net income from continuing operations of $25,000 or $0.0 per diluted share for the third quarter of Fiscal 2010.

EBITDA, a non-GAAP financial measure, after adjustment for restructuring costs recorded during the quarter was a loss of $0.9 million, compared to EBITDA of $1.0 million for the same quarter of the prior year. Cash flow from operations in the quarter was a use of $1.7 million compared to a use of $0.6 million in the third quarter of the prior year.

Please refer to the attached schedule, “Non-GAAP Statements of Operations,” for a reconciliation of GAAP results to adjusted results.

Restructuring

On April 5, 2011, the Company announced a strategic reorganization of the Company’s operations and a 9% reduction in global employment levels. The total cost of implementing the Q3 FY2011 restructuring plan will be approximately $2.4 million and will result in an annual savings of approximately $5 million. Coupled with actions taken earlier in the current fiscal year, the total impact of all restructurings is expected to result in savings of over $6.6 million annually.

Discontinued Operations

Additionally, on April 5, 2011, the Company announced the planned exit of its U.S. food blending and packaging business (which currently represents approximately 3% of total annual revenues). The Company has classified its non-core food blending and packaging business as discontinued operations. In connection with the exit of that business, the Company recorded an impairment of goodwill and other intangible assets in the third quarter of approximately $2.5 million. Information presented for both current and prior year periods in the financial statements has been modified to reflect the discontinued operations.

Restatement

On May 10, 2011, Baldwin filed a current report on Form 8-K indicating that the Company’s financial statements for the year ended June 30, 2010, for the quarter ended September 30, 2010 and for the quarter ended December 31, 2010 should no longer be relied upon due to errors in the financial statements relating to improper cut-off of revenue in June 2010. The Company intends to file amendments to its Annual Report on Form 10-K for the year ended June 30, 2010, to its Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 and to its Quarterly Report on Form 10-Q for the quarter ended December 31, 2010 as soon as practicable to reflect these adjustments. This earnings release reflects the expected impact of these adjustments to the nine months ended March 31, 2011.

The restatement of the abovementioned financial statements was necessary to reverse the recognition of certain sale transactions in the fourth quarter of fiscal 2010 at the Company’s Japanese operations and instead recognize these transactions in the first and second quarters of fiscal 2011 when the sales were actually completed. These accounting irregularities resulted in (i) an overstatement of net sales and operating income for the three months and year ended June 30, 2010 by $4.0 million and $2.0 million, respectively, (ii) an understatement of net sales and overstatement of operating loss in the three months ended September 30, 2010 by $3.4 million and $1.7 million, respectively, (iii) an understatement of net sales and overstatement of operating loss for the three months ended December 31, 2010 by $0.6 million and $0.3 million, respectively, and (iv) an understatement of net sales and overstatement of operating loss for the six months ended December 31, 2010 by $4.0 million and $2.0 million, respectively.

The Company has determined that the above-mentioned errors in its financial statements resulted from material weaknesses in the control environment for its internal control over financial reporting in its operations in Japan. The Company has taken steps to remediate the material weaknesses in place at June 30, 2010 which included management changes in Japan and the global organization. Additionally, management has implemented on a Company-wide basis enhanced and additional procedures that it expects will have an immediate effect on improving the Company’s internal control environment and its internal controls over financial reporting.

Investor Presentations

On May 3, 2011, President and CEO Mark T. Becker and Vice President and CFO Ivan R. Habibe gave a presentation on Baldwin at the 8th Annual Taglich Small Cap Investment Conference in New York City.

Recent Press Releases

  Baldwin Technology Company, Inc. to Present at Taglich Brothers 8th Annual Small Cap Equity Conference (April 7, 2011)
  Baldwin Announces Strategic Actions to Optimize Performance (April 5, 2011)
  Baldwin Elects New CFO (March 23, 2011)
  Baldwin Japan Appoints New President (March 16, 2011)

Additional details, copies of these releases and other news are available at www.baldwintech.com .

Comments

President and CEO Mark T. Becker said, “The restructuring we announced in early April is part of our strategic plan to better leverage our global platform and optimize our performance, with a goal of enhancing shareholder value. The facilities consolidation in Sweden and Germany will lower our cost structure and improve our ability to service Baldwin’s global customers. The headcount reduction was required to continue to right-size our employment costs for current sales levels and further growth expected in 2012. Finally, the toll-manufacturing food business acquired in 2006 as part of our purchase of the Oxy-Dry group of companies did not have the scale or structure to be competitive and would risk diverting cash from core growth businesses. By exiting this business, we will be able to focus our resources on profitable growth as part of our commitment to be an industry leader in equipment, consumables, parts and service for print media customers.”

“Our order trends continue to improve. Year to date, orders exceeded those received during the comparable nine-month period last year by 19%. Year to date sales are up 10% over prior year driven by strong equipment sales in the Americas and our UV systems offsetting slower economic recovery in printing equipment in other parts of the world. Based on the timing delays between when orders are received and when they are recorded as revenue, our strong Q2 and Q3 order book is expected to have a favorable impact on our fiscal fourth quarter and fiscal 2012 sales.”

“As indicated in our last earnings release, the debt due under the existing Bank of America credit agreement has been classified as current due to its maturity within one year. The Company did not meet its covenant targets for the third quarter; however, we are working closely with our banks to complete a current waiver in advance of filing the Company’s Quarterly Report on Form 10-Q for the third quarter. In addition, we are actively exploring refinancing options and we anticipate refinancing the Company’s credit facilities before the credit agreement matures in November 2011.” Becker concluded.

The Company’s new VP and CFO Ivan R. Habibe said, “Sales in the third quarter, excluding currency effect, decreased by $1.7 million or 4.5% compared to the same quarter of last year. Currency effects were favorable by $1.1 million, or 3.1%, compared to the same quarter of the prior year. The UV business acquisition contributed net sales of approximately $3.6 million during the quarter ended March 31, 2011. The decline in sales was primarily attributable to continued weakness in equipment sales outside of the Americas, which was partially offset by the impact of sales from the UV business we acquired on June 30, 2010. Additionally, sales in the quarter were impacted by timing delays between when orders are received and when they are recorded as sales. We have seen an increase in order activity in recent quarters which we expect will have a favorable impact in our fiscal fourth quarter sales and fiscal 2012.”

“Year to date margins were flat at 30.1% compared to prior year. Gross margin for the third quarter of 28.7%, was lower than margins of 30.4% for the same quarter last year. The reduction in margin primarily reflects unabsorbed overhead as a function of lower equipment sales in the quarter as compared to prior year. Our ongoing margin initiatives, (global sourcing, manufacturing in lower cost countries and standardization of components and controls), combined with higher margin from the UV business, helped to partially offset lower margins from equipment sales outside of the Americas. We anticipate that these initiatives, coupled with the expected increase in sales in the fourth quarter, will contribute to margin growth.”

Habibe added, “Operating expenses, excluding restructuring, for the current quarter of $11.9 million were $1.2 million higher than the $10.7 million for the same quarter last year. Excluding the effect of currency of $0.4 million and $0.8 million in operating expenses in the quarter added from the acquired UV business, operating expenses were flat at $10.7 million. As a percentage of sales, operating expenses, excluding restructuring, was 32.7% compared to 29.1% in the prior year primarily attributable to lower equipment sales not leveraging our fixed costs. We expect that operating expenses as a percentage of sales will improve in the fourth quarter as we start realizing the impact of the restructuring we announced in early April and expected sales growth based on recent order trend.”

“We anticipate total headcount in the Company to reduce from 633 at March 31, 2011 to approximately 563 by June 30, 2011, an 11% reduction, primarily as a result of the restructuring we announced in early April 2011.” Habibe continued.

“Interest expense, net of interest income, for the quarter was $656 thousand, about $230 thousand higher than last year quarter interest expense of $426 thousand. The increase in interest expense was primarily attributable to higher average debt, interest on the Promissory Note from the acquired UV business and amortization of deferred financing costs.”

“We are very disappointed with the accounting irregularities which occurred in Japan at June 30, 2010 which are now causing the Company to restate its previously published financials. The existence of these material weaknesses in our control environment are unacceptable. We believe that the combination of changes in the management structure we have made in recent months, coupled with additional controls we have implemented, has improved our control environment and significantly enhanced the overall effectiveness of the Company’s internal controls.” concluded Habibe.

Non-GAAP Financial Measures

This release contains non-GAAP financial measures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flows of the Company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Pursuant to the requirements of Regulation G, the Company has provided reconciliations of each of the non-GAAP financial measures contained herein to the most directly comparable GAAP financial measures. These non-GAAP measures are provided because management of the Company uses these financials measures as an indicator of business performance in maintaining and evaluating the Company’s on-going financial results and trends. The Company believes that both management and investors benefit from referring to these non-GAAP measures in assessing the performance of the Company’s ongoing operations and liquidity and when planning and forecasting future periods. These non-GAAP measures also facilitate management’s internal comparisons to the Company’s historical operating results and liquidity.

Conference Call and Webcast

The Company will host a conference call to discuss the financial results and business outlook today at 11:00 AM Eastern Time. Call in information is below:

Conference Call Access:
Domestic: (888) 972-6405
International: (210) 234-0045
Passcode: Baldwin Q3

Rebroadcast Access:
Domestic: (866) 402-3771
International: (203) 369-0558

An archived webcast of the conference call will also be available on the Company’s web site
http://www.baldwintech.com or http://www.investorcalendar.com/IC/CEPage.asp?ID=164418

Leading the call will be Baldwin President and CEO Mark T. Becker and Vice President and CFO Ivan R. Habibe.

About Baldwin

Baldwin Technology Company, Inc. is a leading global supplier of process automation equipment and related parts and consumables for the printing and publishing industries. Baldwin offers its customers a broad range of market-leading technologies, products and systems that enhance the quality of printed products and improve the economic and environmental efficiency of printing presses. Headquartered in Shelton, CT, the Company has operations strategically located in the major print markets and distributes its products via a global sales and service infrastructure. Baldwin’s technology and products include cleaning systems, fluid management and ink control systems, web press protection systems, drying and curing systems and related consumables. For more information, visit http://www.baldwintech.com

A profile for investors is available at www.hawkassociates.com/profile/bld.cfm. An online investor kit including press releases, current price quotes, stock charts and other valuable information for investors is available at http://www.hawkassociates.com. To receive free e-mail notification of future releases for Baldwin, sign up at www.hawkassociates.com/about/alert/.

Cautionary Statement

Certain statements contained in this News Release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding expected revenue, gross margins, operating income (loss), EBITDA, asset impairments, expectations concerning the reductions of costs, the level of customer demand and the ability of the Company to achieve its stated objectives. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to: the severity and length of the current economic downturn, the impact of the economic downturn on the availability of credit for the Company's customers, the ability of the Company to maintain ongoing compliance with the terms of its amended credit agreement, market acceptance of and demand for the Company's products and resulting revenue, the ability of the Company to successfully expand into new territories, the ability of the Company to meet its stated financial and operational objectives, the Company's dependence on its partners (both manufacturing and distribution), and other risks and uncertainties detailed in the Company's periodic filings with the Securities and Exchange Commission. The words "looking forward," "looking ahead, " "believe(s)," "should," "may," "expect(s)," "anticipate(s)," "project(s)," " likely," "opportunity," and similar expressions, among others, identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. The Company undertakes no obligation to update any forward-looking statements contained in this news release.

BALDWIN TECHNOLOGY COMPANY, INC.

CONSOLIDATED STATEMENTS OF OPERATION
(in thousands, except per share data)
(Unaudited)

	For the three months ended		For the nine months ended
	March 31,		March 31,
	2011	2010	2011	2010
Net sales	$36,443	$36,977	$117,705	$107,195
Cost of goods sold	25,972	25,722	82,251	74,910
Gross profit	10,471	11,255	35,454	32,285

Operating expenses:
General and administrative	4,884	4,160	15,523	13,902
Selling	3,412	3,180	10,815	9,828
Engineering and development	3,624	3,402	10,722	9,976
Restructuring	2,114	--	2,722	--
Total operating expenses	14,034	10,742	39,782	33,706
Legal settlement income, net of expenses	--	--	--	9,266
Operating (loss) income	(3,563)	513	(4,328)	7,845

Other (income) expense:
Interest expense, net	656	426	1,691	2,626
Other (income) expense, net	50	66	197	267
	706	492	1,888	2,893
Income (loss) from continuing operations before income taxes	(4,269)	21	(6,216)	4,952
Provision (benefit) for income taxes	(1,392)	(4)	(2,740)	1,745
Income (loss) from continuing operations	(2,877)	25	(3,476)	3,207

Discontinued operations, net of tax
Income (loss) from discontinued operations	(1,688)	108	(1,922)	408
Net income	(4,565)	133	(5,398)	3,615

Basic:
Income (loss) per share from continuing operations	$(0.18)	$0.00	$(0.22)	$0.21
Income (loss) per share from discontinuing operations	$(0.11)	$0.01	$(0.12)	$0.02
Income (loss) per share	$(0.29)	$0.01	$(0.34)	$0.23

Diluted:
Income (loss) per share from continuing operations	$(0.18)	$0.00	$(0.22)	$0.21
Income (loss) per share from discontinuing operations	$(0.11)	$0.01	$(0.12)	$0.02
Income (loss) per share	$(0.29)	$0.01	$(0.34)	$0.23

Weighted average shares outstanding:
Basic	15,640	15,526	15,604	15,455
Diluted	15,640	15,562	15,604	15,502

Baldwin Technology Company, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	Mar. 31, 2011	June 30, 2010
Assets	(unaudited)	(restated
		unaudited)
Cash and equivalents	$13,938	$15,710
Trade receivables	29,969	24,370
Inventory	23,491	20,237
Prepaid expenses and other	6,668	6,143
Assets of discontinued operations	806	981
Total current assets	74,872	67,441
Property, plant and equipment, net	4,772	5,369
Intangible assets	30,540	29,460
Other assets	16,369	14,762
Assets of discontinued operations	--	2,260
Total assets	$126,553	$119,292

Liabilities
Loans payable	$6,010	$4,525
Current portion of long-term debt	16,215	389
Other current liabilities	39,889	34,649
Liabilities of discontinued operations	999	638
Total current liabilities	63,113	40,201
Long-term debt	2,132	16,066((a	))
Other long-term liabilities	9,862	12,427
Total liabilities	75,107	68,694

Shareholders’ equity	51,446	50,598
Total liabilities and shareholders’ equity	$126,553	$119,292
(a) Long-term debt has not been reclassified in anticipation of the Company receiving a waiver from its lenders.

Reconciliation of GAAP Results to Adjusted non-GAAP Results
And other non-GAAP financial measures
(Unaudited, in thousands, except per share data)

Quarter ended March 31, 2011	As Reported	Adjustments		As Adjusted
(from continuing operations)	(GAAP)			(non-GAAP) (1)
Operating income (loss)	(3,563)	2,114	(a)	(1,449)
Income (loss) before income taxes	(4,269)	2,114		(2,155)
Provision for income taxes	(1,392)	694		(698)
Net income (loss)	(2,877)	1,420		(1,457)
Net income (loss) per share: Basic and Diluted	$(0.18)	$0.09		$(0.09)

(a) Adjustment represents restructuring charge for the 3-month period.

EBITDA Calculation (1)	As Reported	Adjustments	As Adjusted
Net income (loss)	(2,877)	1,420	(1,457)
Add back:
Provision for income taxes	(1,392)	694	(698)
Interest, net	656	--	656
Depreciation and amortization	596	--	596
EBITDA	(3,017)	2,114	(903)

Quarter ended March 31, 2010

EBITDA Calculation (1)	As Reported
Net income	$25
Add back:
Provision for income taxes	4
Interest, net	426
Depreciation and amortization	577
EBITDA	$1,024

Nine months ended March 31, 2011	As Reported	Adjustments		As Adjusted
(from continuing operations)	(GAAP)			(non-GAAP) (1)
Cost of goods sold	82,251	(243	)(b)	82,008
Gross profit	35,454	243		35,697
Operating expenses	37,060	(878	)(c)	36,182
Restructuring	2,722	(2,722	)(d)	--
Operating (loss) income	(4,328)	3,893		(435)
Interest expense, net	1,691	(118	)(e)	1,573
Income (loss) before income taxes	(6,216)	3,961		(2,255)
Provision for income taxes	(2,740)	1,169		(1,571)
Net income (loss)	(3,476)	2,792		(684)
Net income (loss) per share:
Basic and Diluted	(0.22)	(0.18)		(0.04)

(b) adjustment represents step-up charge associated with Nordson acquisition
(c) adjustment represents non-routine termination costs for former CEO
(d) adjustment represents restructuring charges for the nine-month period
(e) adjustment represents charges for financing agreement changes

EBITDA Calculation (1)	As Reported	Adjustments		As Adjusted
Net income (loss)	$(3,476)	$2,792		$(684)
Add back:
Provision for income taxes	(2,740)	1,169		(1,571)
Interest, net	1,691	(118)		1,573
Depreciation and amortization	1,944	_________		1,944
EBITDA	$(2,581)	$(3,843)		$(1,262)

Nine months ended March 31, 2010	As Reported	Adjustments		As Adjusted
(from continuing operations)	(GAAP)			(non-GAAP) (1)
Operating income	$7,845	$8,355	(f)	$510
Interest expense, net	2,626	1,183	(g)	1,443
Income (loss) before income taxes	4,952	7,172		(2,220)
Provision for income taxes	1,745	1,883		(138)
Net income (loss)	3,208	5,289		2,081
Net income (loss) per share: Basic and Diluted	$0.21	$0.34		$(0.13)

(f) Adjustment represents charges for special investigation costs of $911 and income associated with a legal settlement, net of expenses, of $9,266.
(g) Adjustment represents write-off of debt financing costs.

EBITDA Calculation (1)	As Reported	Adjustments	As Adjusted
Net income (loss)	$3,208	$5,289	$(2,081)
Add back:
Provision for income taxes	1,745	1,883	(138)
Interest, net	2,626	1,183	1,443
Depreciation and amortization	1,794		1,794
EBITDA	$9,373	$8,355	$1,018

Net Debt Calculation (1)	Mar 31, 2011	Dec 31, 2010	June 30, 2010
Loans payable	6,010	$6,156	$4,525
Current portion of long-term debt	16,215	16,095	389
Long-term debt	2,132	2,132	16,066
Total Debt	24,357	24,383	20,980
Cash	13,938	15,554	15,710
Net debt	$10,419	$8,829	$5,270

(1) The adjusted amounts of Restructuring, Cost of Goods Sold, Gross Profit, Operating Expenses, Operating income (loss), Interest expense, Income (loss) before income taxes, Provision (benefit) for income taxes, Net income (loss) and net income (loss) per share, as well as EBITDA (earnings before interest, taxes, depreciation and amortization) and Net Debt are not measures of performance under accounting principles generally accepted in the United States of America ("GAAP") and should not be considered alternatives for, or in isolation from, the financial information prepared and presented in accordance with GAAP. Baldwin’s management believes that EBITDA, Net Debt and the other non-GAAP measures listed above provide meaningful supplemental information regarding Baldwin’s current financial performance and prospects for the future. Baldwin believes that both management and investors benefit from referring to these non-GAAP measures in assessing the performance of Baldwin’s ongoing operations and liquidity, and when planning and forecasting future periods. These non-GAAP measures also facilitate management's internal comparisons to Baldwin’s historical operating results and liquidity. Our presentations of these measures, however, may not be comparable to similarly titled measures used by other companies. Refer also to the section entitled “Non-GAAP Financial Measures” above.

CONTACT:
Baldwin Technology Company, Inc.
Helen P. Oster, 203-402-1004
Helen.Oster@baldwintech.com